inspired substrates

UNIFOIL™

AND

United Food and Commercial Workers Union/International Chemical Workers Union Council Local #195T

Collective Bargaining Agreement effective November 21, 2018 thru November 21, 2023

Table of Contents

ARTICLE I. PREAMBLE

This agreement entered into by and between UNIFOIL Corporation or its assigns or successors in interests, hereinafter referred to as the Employer, party of the first part, and the United Food and Commercial Workers Union/International Chemical Workers Union Council Local #195T, party of the second part, hereinafter referred to as the Union.

ARTICLE II.

RECOGNITION

A. The Employer recognizes the Union as the sole and exclusive bargaining agent for the employees of the plant, presently located at 12 Daniel Road East, Fairfield, New Jersey. The provisions of the Agreement apply to all production, but specifically exclude supervisors, foremen, quality control, security guards, electrical technicians, maintenance employees, office employees or other direct representatives of the Company.

B. Part time employees who will work less than 40 hours per week, will be represented by the Union, however will not be entitled to any benefits. Part time employees can not exceed 15% of the full-time work force

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C. No Union activities, including but not limited to meetings or discussions, shall interfere with or cause disruption to, the operations of the Company.

D. The Company and Union will work together to schedule four (4) Saturdays per year when no work will be scheduled so that the Union may hold meetings. The Union must notify the Company four (4) weeks prior to any meetings

E. Labor / Management meetings will be scheduled as needed by either the Union or Company.

F. The employer shall grant access to the plant office and plant to shop steward including Union representation or the delegate involved upon presentation of proper credentials for the transaction of any official business.

ARTICLE III.

UNION MEMBERSHIP

A. All new employees shall be on probation for the first sixteen (16) weeks of actual work. During an employee's probationary period, he shall not be entitled to any benefits under this Agreement. During such probationary period, the Employer may terminate the employee without such termination being subject to the Grievance Procedure. After the probationary period has been satisfactorily completed, and employee's seniority shall date will be established by

the date and time he or she passed probation. All employees of the Company covered by this agreement, who are now members of the Union, shall remain members and all new employees retained by the Company shall become Union members on the first workday after an acceptable probationary period, that is, after 16 weeks. All employees who are required to become or remain Union members shall remain members in good standing of the Union as a condition of employment. Employees', who fail to maintain their membership in good standing in the Union, will be subject to dismissal by the Company after proper notification from the Union.

B. The Union agrees to indemnify and save the Company harmless from any and all actions, which it may be required to take under application of the Article.

ARTICLE IV. CHECK-OFF

A. The Employer hereby agrees that it will, during the full term of this Agreement and any extension of renewal thereof, deduct monthly from the earnings of employees who have so authorized in writing, membership dues (which term includes initiation fees) as fixed pursuant to the constitution and by-laws of the Union and remit the total deductions made not later than the tenth (10th) day of the succeeding month to the Local 195T.

B. The Union agrees to indemnify and save the Company harmless from any and all actions that it may be required to take under application of the Article.

ARTICLE V.

GRIEVANCE AND ARBITRATION

1. It is agreed that the use of the Grievance Procedure set forth herein shall be mandatory and shall be regarded as the sole and exclusive process for the adjustment of claims or grievances. The Union may not at any time resort to economic action in support of grievances while they are being processed or thereafter.

2. Any disputes between the Company and the Union, or any member of the bargaining unit, as to the meaning of any provision of this Agreement, or any and all claims regarding any unit member's employment or termination of employment, including equal employment opportunity provided for under this Agreement or any federal, state or local law against discrimination or fair employment practice law, shall be exclusively addressed by an individual employee or the Union under the Grievance and Arbitration provision of this Agreement. In this regard, all parties specifically agree to arbitrate: disputes or claims arising out of this Agreement; disputes over wages or other compensation due; claims for benefits; breach of any contract or covenant, express or implied; defamation; torts; violation of

public policy; all statutory claims for discrimination and/or harassment and/or retaliation including, but not limited to those based on race, color, sex, pregnancy, religion, national origin, age, marital status, sexual orientation, mental or physical disability (actual or perceived), medical condition, veteran status, or any other legally protected classification under state and federal law; protected union activity, any and all whistleblower claims under state or federal law; and any other claims for violation of any statute, ordinance, or law which would otherwise be adjudicated in a court of law.

3. The Union and the Company will make every effort to mutually respect the time limits in this grievance procedure. In the event the time limits need to be extended, the Union and the Company may mutually agree on an extension. All efforts will be made to speed the process according to the time limits in this contract. There shall be no interference with or disruption of work on account of any grievance or dispute.

4. Disputes of claims shall be settled by the following procedure:

FIRST STEP: The aggrieved employee will, within two (2) working days of receipt of a warning or date of infraction, write out the grievance and submit his appeal of the warning to his Supervisor who shall meet with the employee and a Shop Steward within two (2) working days to discuss the warning and grievance. In the event a satisfactory settlement is arrived at, the parties

will execute the appropriate response. In the event no satisfactory settlement is arrived at, the procedure will then go to the SECOND STEP.

SECOND STEP: The Union Committee must refer the matter to the International Representative of the Union who must contact the Plant Manager within five (5) business days. The Plant Manager and the Union President or designee of the Union will meet with the aggrieved employee, Shop Steward, and the Supervisor within five (5) business days to discuss the resolution of the grievance. Within five (5) working days of that meeting, an Officer of the Company shall answer the grievance in writing. In the event no satisfactory settlement is arrived at, the procedure will then go to the THIRD STEP.

THIRD STEP: In the absence of settlement, the executives of the Company and Union will discuss the matter and make every attempt to settle the matter. This step must occur within 5 business days. The Union shall specify the issue to be arbitrated and the particular clause or clauses of the collective bargaining agreement upon which it bases its claim, Or in the case of a discrimination or statutory claim, the basis for the claim.

FOURTH STEP: If the grievance is not resolved in the THIRD STEP, the parties shall have the right to submit the matter to arbitration. In the case of statutory and/or discrimination claims, if the Union chooses not to process the grievance to arbitration, employees may select and use their own attorney to

represent them in the arbitration, at their own cost, in which case only, the Company shall pay for the cost of the arbitration, meaning the cost of the arbitrator and hotel costs if applicable. In cases where the Union demands Arbitration, to be mutually selected through the "NJSBM" except as provided below.

1. Demand for Arbitration. In the event of an arbitration demand, the Union and the Employer will try and agree on an arbitrator, who shall conduct the arbitration in accordance with the rules of New Jersey Board of Mediation ("NJSBM"), provided, however, that if the parties cannot agree on an arbitrator, they shall thereafter choose an arbitrator through the offices, and in accordance with the rules of the "NJSBM". A demand for arbitration shall be made in accordance with the rules of the New Jersey State Board of Mediation ("NJSBM") but no later than five (5) business days from the final meeting and decision in the THIRD STEP. If the parties cannot agree on the selection of an arbitrator, an arbitrator will be selected according to the procedures of the NJSBM.

2. Issues to be Arbitrated. In any arbitration, the arbitrator shall be limited to the issues set forth in the written grievance as initially presented to the Employer, except to the extent that the parties agree to expand those issues at the arbitration through an agreed-upon written submission. The Arbitrator shall not have the authority to hear more than one

grievance at a time, unless both parties authorize him in writing to do so.

3. Award. The decision of the Arbitrator shall be made in writing within thirty (30) days of the time that all hearings have been completed and the matter has been finally submitted to him for determination. In deciding the issue, the Arbitrator shall not consider the effect his award would have upon employee morale, or whether employee tensions will be heightened or diminished. The award of the Arbitrator so appointed shall be final and binding upon the parties. The arbitrator shall have no power to alter, amend, or modify the provisions of this Agreement. The Arbitrator shall not have the authority to award retroactive pay to a date earlier than the date of the grievance. With respect to grievances involving statutory and discrimination claims, the arbitrator shall be empowered to award such remedies as permitted by law.

4. Cost. The cost of arbitration, which shall include the fees and expenses of the Arbitrator, and an original of the transcript, where mutually agreed upon, shall be borne by both parties equally, except as otherwise set forth in this agreement. Each party shall pay the fees of its own representatives and witnesses for the time lost, and for the cost of the transcript where there is no agreement to order it.

5. No Strike/Lockout. It is further agreed that the Union and employees shall have the right to strike and the

Employer shall have the right to lock out respectively, only in the event that either party, as the case may be, shall fail, neglect, or refuse to abide by or perform as required by an Arbitrator's award within five (5) days of its rendition. In the event of an unauthorized strike as defined herein, the Union will not maintain, support, sanction, or encourage a picket line, and will endeavor to secure the return of the strikers to work by such methods as in its sole judgment and discretion it shall deem advisable under all the then existing circumstances. Notwithstanding any other terms or provisions of the Agreement, whether expressed or implied, the sole recourse and exclusive remedy of the Employer in the event of an unauthorized strike, shall be the right to discharge employee's subject, however, to the grievance and arbitration procedure as provided in this Agreement.

ARTICLE VI.

DISCIPLINE AND DISCHARGE
WORK RULES

A. No employee who has passed his probationary period shall be discharged, suspended, or disciplined without cause. The Employer shall notify the Shop Steward of any discharge, suspension or discipline and reason therefore. The employee of the Union shall have the right, within two (2) working days from the time of receipt of said notice, to appeal the Employer's

action and such shall be considered a grievance to be dealt with in accordance with the grievance and arbitration procedures herein contained, except that the first step shall be at the level of management that made the decision in question. Failure to appeal the notice in the required two (2) working days will be construed as acceptance of the Employer's actions.

B. Uniform rules and regulations with respect to disciplinary action or plant procedures may be promulgated by the Employer. Such rules and regulations when either posted in a conspicuous place or distributed to employees, shall be binding upon the Union and the employees.

C. CLASS A RULES - The following is a list of the kind of improper conduct which, when engaged in, shall constitute grounds for immediate discharge or disciplinary action at the company's option.

1. Dishonesty, including any falsification or misrepresentation, incomplete, misleading or incorrect information made in filing an application for employment or other company records including falsifying doctor's notes, insurance forms or accident reports.

2. Engagement in harassment (sexual, racial or otherwise) or discrimination, which violates the Company's anti-discrimination and anti-harassment rules of law.

3. Punching, swiping or recording the time card of another employee or permitting another employee to punch or record your time card.

4. Stealing or sabotage of equipment, tools, and/or other property belonging to any customer, employee, vendor, contractor, or the Company.

5. Removal from the Company premises of any Company property or property of others without written proper authorization.

6. Willful damage, abuse, or destruction of Company property or the property of others.

7. Damage, abuse, or destruction of Company property or the property of others NOT reported to management.

8. Possession or consumption of intoxicating beverages or drugs on Company property or reporting for work or working under the influence of intoxicating beverages or drugs.

9. Unauthorized use, possession, conveyance, or storage of any fire arms or other dangerous weapon on Company premises.

10. Insubordination, including refusal to perform work required by a supervisor or Lead-man.

11. The use of profane, abusive, or threatening language, gestures, acts or displays towards or offensive to fellow employees, customers, guests, supervisors, vendors, contractors, or agents of the Company. The Company agrees that

this work rule is the responsibility of all employees including management.

12. Fighting, coercing, harassing, interfering with or threatening bodily injury to other employees, customers, guests, or supervisors.

13. Participation in book making, numbers writing, loan sharking or any other gambling operation.

14. Any act which might endanger the safety or life of self or others.

15. Willful, deliberate, or repeated violation of Company Safety rules.

16. Deliberate delaying or restricting services or work effort or inciting others to delay or restrict same. Discouraging other employees or new hires with adverse comments.

17. Failure to report to work upon expiration of a vacation, holiday, or leave of absence or called back after a layoff.

18. Breach of the confidentiality agreement or disclosure of confidential Company information to unauthorized persons. Authorized people will be those identified by supervision.

19. Leaving the premises during work hours or while clocked in.

20. Absent without leave or notification. Notification means call, voicemail, email or text to the Supervisor. (detail notification)

21. Using a Company phone or computer, without authorization while clocked in.

22. Carelessness or recklessness causing damage to, defacement, or destruction of building, equipment or other Company property or the property of others.

23. Selling, soliciting, or distributing material without Company permission.

24. Performing unauthorized personal work on company time.

25. Failure to report or admit damage to the building, equipment or materials.

26. The use of headphones or earphones of any type is not permitted, except for necessary protective gear. The use of cell phones, MP-3 Players, I-Pods, earphones, headphones or any other similar portable listening or viewing device.

27. All Employees must enter and exit the factory only through designated locations. All other doors must remain closed and secure at all times.

28. Violating or ignoring Safety Rules or Policy.

The above list is not intended to be all-inclusive and would be subject to Grievance Procedures.

D. <u>CLASS B RULES</u> - WARNING BEFORE DISCIPLINARY ACTION. THE FOLLOWING IS A PARTIAL LIST OF IMPROPER CONDUCTS WHICH, WHEN ENGAGED IN, WILL CONSTITUTE GROUNDS FOR THE ISSUANCE OF A WARNING.

1. Engaging in horseplay.

2. Smoking in restricted areas.

3. Unsatisfactory work performance, safety performance or paperwork.

4. Excessive tardiness and/or absenteeism.

5. Failure to call in at least one hour before the start of shift, calling late or leaving early.

6. Posting, writing on, or defacing bulletin boards, walls, equipment or other material altering or removing notices they're from. Including any sexual or profane pictures.

7. Leaving regularly assigned work location without notifying your immediate supervisor except for the need of a restroom.

8. Creating or contributing to unsanitary or otherwise poor housekeeping conditions, including the restroom.

9. Failure to observe department working hour schedule, starting time, quitting time, rest and meal periods.

10. Loafing or other abuse of time during assigned working hours.

11. Interfering with any employee's performance of duties by talking or causing other distractions.

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12. Failure to punch time card as instructed.

13. Leaving the plant for meal breaks.

14. Repeated refusals to work overtime when requested pursuant to the overtime rules in this Agreement.

15. The unreasonable use of distracting or noisy radios or similar Equipment.

The above list is not intended to be all-inclusive and would be subject to Grievance Procedure.

ARTICLE VII.

SENIORITY

A. The Company and Union shall create, sign and post on the Union's bulletin board a plant seniority list. The seniority date will be mutually established between the Employer and the Union. The Company will use the posted seniority lists after three (3) days from posting. Employees can review the posted lists for accuracy. If corrections are necessary, the affected employee(s) can request the appropriate changes to the Union. The Union will then advise the Company to repost the corrected lists. The Company will use the last posted seniority list until corrections are made accordingly.

B. Any employee, who is laid-off and not recalled within one (1) year from the time of layoff, will lose all previous seniority and should he be re-employed, will enter the service of the Company as a new employee.

C. Plant seniority will be the total time worked in the plant but will not include any period of time in excess of one (1) year in the case of any one layoff.

D. In the event that two (2) or more employees are hired on the same day, the employee's birthday, irrespective of birth year will have the plant seniority.

E. Failure of an employee on layoff to keep the Company informed of correct address and telephone number in writing shall be considered a "quit."

F. An employee recalled from layoff has three (3) days from notification by the Company to the Union Steward of such recall to report to work or be considered a "quit." Such notification shall be by telephone call. The Company will have the sole discretion to extend the tie period for the employee to report for work.

G. An employee, who, because of lack of work in his regular classifications, is demoted to a lower paying job.

H. When work again becomes available in a classification from which an employee had been demoted, he must return to that job and shift or be considered a "quit." Thereafter, the job would be posted for bids in the regular manner.

I. When a force reduction within a department becomes necessary, the employee with the least seniority within the department will be demoted. omit

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J. An employee thus demoted may use his plant seniority to bump an employee with less plant seniority in the next lower department, as set forth in the downgrade chart (see Appendix A.)

K. In cases of layoffs, the Employer shall layoff probationary employees first and part time employees second, before putting into effect the seniority policy as stated above.

L. The Company agrees that in the event of a reduction in force, departmental seniority shall govern, and employees covered by the terms of this Agreement shall be laid off in the inverse order of departmental seniority, provided that the employee retained has the ability to fill the job without training. However, if an employee scheduled to be laid off, holds a job that in the judgment of the Employer no senior employee can satisfactorily perform, such scheduled employee will be retained, and the next senior man will be laid off in his place. The Company has the right to keep highly trained and skilled machine operators at all times.

M. The Company agrees that in the event of a recall, departmental seniority shall govern, and employees covered by the terms of this Agreement shall be recalled in the order of departmental seniority, provided that the employee retained has the ability to fill the job without training.

N. If the Company at any time of a layoff opts to recall a laid off employee, that employee must either accept the opening if qualified or go to the bottom of the recall list and lose all seniority of benefits associated with a layoff at the time of refusal.

O. An employee's department seniority is wiped clean at the time of layoff. An employee, who is recalled to an alternate department, maintains the right to return to his original department at the same seniority of when he was recalled.

P. The Company will fill out a change of status form; a copy of said form is attached to the Appendix C and distributes copies to the employee and Union.

ARTICLE VIII.

DISPLACEMENT OF WORKERS

A. It is the intention that no supervisor shall be permitted to perform any production work so as to deprive a production worker of work hours. Supervisors, however, will perform such work, when necessary to instruct other employees, and will perform experimental, developmental and other research work as may be deemed necessary by the Company.

B. Should a production worker be offered and accept a job as supervisor, he will retain his departmental and plant-wide seniority for a period of six (6) months from the date that he accepts the supervisory job. The Union will grant the

employee a leave of absence from the Union for this six (6) months period. If at the end of six (6) months, the employee decides to retain the supervisory job, he then will forfeit his place on the seniority list of production workers.

ARTICLE IX.

NEW JOB OR VACANCIES

A. When new jobs are created, or a vacancy develops, the type of job or vacancy shall be posted for a period of three (3) working days listing required qualifications. Nothing in this Article VIII shall require the Company to fill a vacancy. All machine operator positions will have a requirement to read and write English and will require basic math skills. Machine Operators will be required to read and write English and possess basic math skills to the extent that this requirement is a bona fide occupational qualification.

B. In the event two (2) or more employees enter a department on the same day, plant seniority shall determine their relative position on the departmental seniority list.

C. All of the above promotions are to be made on the basis of departmental seniority according to the upgrade (see Appendix A), provided the applicant for the opening is in

good standing (good standing is having less than 1 active warning in his personnel file) and has the qualifications necessary to perform the work satisfactorily after a reasonable trial period of time as determined by the company, not to exceed six (6) months. Should an employee bid for and receive a trial on a job opening in a higher classification, as outlined above, he shall retain his seniority in the previous department for six (6) months after his promotion to the new job. After the six (6) months have elapsed, his seniority in the department in which he has accepted the new job will begin with the date that he accepted work on the new job.

D. The rate of an employee promoted to a higher class will become the rate of the first step of the new classification but will not be reduced if above this rate. Thereafter, his rates shall progress according to the Wage and Shift Differential chart in Article XXII.

E. Employees will not be permitted to bid on jobs in a lower classification except for health or other legitimate causes. All cases must be mutually agreed upon between the Employer and the Union officials. Where bidding to a lower classification is permitted by agreement, the seniority and other rules governing the award of a bid set forth in this Agreement shall apply. Employees who have received a Class B

warning six (6) months prior of the bid posting are not permitted to sign any bids. Omit f

ARTICLE X.

NEW PROCESSES & TRAINING

A. The Company will maintain and post a list of each employee's training and operational capabilities.

B. The Company will make every attempt to cross train machine operators on other machines.

ARTICLE XI.

FIXED SHIFTS

A. In departments where more than one (1) shift is operating, it shall be the policy of the Employer to establish the second or third shifts of workers with least seniority of service in that department, except that workers with greater seniority in that department who so desire may work the night shift, if agreeable to the Employer. The agreed upon change of status must be signed by the affected employees, the steward and management. Any changes back must occur either at the next opening or with Company approval. It is recognized that the night shift cannot function properly when manned by inexperienced personnel, and therefore,

sufficient training at the discretion of the Company, provided adequate supervision is available.

B. Shift preference may be exercised only when an opening occurs and shall be based on departmental seniority. If no opening is available, senior employees may not "bump" less senior employees off their current shift except for department transfers forced by a layoff. In this case the senior employee must wait until the next opening occurs to exercise his departmental seniority.

ARTICLE XII.

WORKING SCHEDULE AND OVERTIME PROVISION

A. The normal work week shall consist of forty (40) hours each week. A twenty (20) minute lunch period will be provided on the Company's time for each work day of eight (8) hours or more.

B. Weekly overtime is Monday thru Friday, or thru Thursday if we are operating the 4-day schedule (G. below)

C. On continuous operations, the operators and/or utility men will stagger their lunch period without the question of a rate change.

D. Time and one-half shall be paid for all time worked in excess of forty (40) hours in one week.

E. Double time shall be paid for all work performed over fifty-eight (58) hours in a week. Sunday work shall be between

the hours of seven (7:00 AM) Sunday and seven (7:00 AM) Monday. An exception to this section shall be in the case of work which is scheduled before the first shift beginning on Monday when up to four (4) hours of overtime can be scheduled before the first shift begins on Monday, and this will be the beginning of the work week.

F. The regular workday begins at seven (7:00) A.M.; however, the Company may require individuals and shifts to begin their workdays at different hours to meet production requirements.

G. The Company has the right, but not the obligation, and to begin a special work schedule consisting of four (4) day, ten (10) hour schedule beginning Monday through Thursday beginning January 4, 2010 for some operations. The first shift will begin 5 am and end at 3 pm; the second shift will begin at 3 pm and end at 1 am. When there is one holiday during any given week the Company agrees to always work four (4), ten (10) hour shifts in that week between Monday and Friday and has everyone work the same schedule on either the day shift or the night shift. When there are two holidays during any given week the Company agrees to always work three (3), ten (10) hour shifts in that week between Monday and Friday and has everyone work the same schedule on either the day shift or the night shift. This also means that in a one holiday week the employees will always work at least 40

hours plus the holiday pay, which will constitute a total of 48 hours pay and 8 hours will be paid at 1.5x (time and a half). Similarly, in a two-holiday week the employees will always work at least 30 hours plus the holiday pay, which will constitute a total of 46 hours pay and 6 hours will be paid at 1.5x (time and a half). For the employees who work this schedule, there will be no obligation to work more than 10 hours in one day, however when overtime on Friday is requested, it will be for a 10-hour shift, and when overtime on Saturday is requested, it will be for an 8-hour shift.

H. All overtime shall be divided as equitably as practical among employees in each department.

1. When there is a request for overtime to operate a machine or perform a specific function, only those people who are qualified to operate that machine or perform the function, shall be eligible to accept the overtime. Eligibility shall be determined to mean those who can operate the machine or perform the function in such a manner to produce satisfactory quality and quantity. (See Article 11) This agreement does not replace or restrict management's right to place men from within this group classification on any machine when it so desires. The above procedure shall

also be followed by the utility men in their own departments in the same manner as outlined above.

I. An employee scheduled for work during the normal daily or weekly schedule and who reports for work as scheduled, but are not used, will be paid a minimum of four (4) hours at his established rate. The established base rate is the straight time hourly rate plus differential, but excluding any overtime pay. This provision will NOT apply if an employee is not used due to conditions beyond the Company's control, such as but not limited to, utility outages, cease and desist directives or orders denying entrance to the facility from federal, state or local authorities, fire, flood, wind, inclement weather or other similar acts of nature.

I. Notification for overtime:

1. An employee will be notified not less than one hour before the end of his respective shift for daily overtime requirement.

2. Weekly overtime is considered to be over forty (40) hours worked in a week. On the Thursday prior to the weekly overtime a memo will be posted by the Company. A request sheet will be prepared by the Employer and distributed to the shop steward, accordingly, and will be asked on the Friday prior to the weekend overtime.

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3. Notice must be given before the end of the shift to an employee who is asked to report to work before his shift starts the following day.

4. Any committed scheduled overtime that is not worked will be considered tardiness.

5. If proper notice is not given by the Company, the employee has the right to refuse overtime.

6. When asked to work overtime, an **immediate answer** must be given, to be fair to the next employee in line to work and the Company's schedule.

J. The Company and the Union agree that operations may require a four (4) hour minimum of overtime. A reasonable work assignment should be ten (10) hours either before the regular shift begins or after it ends, or both. If the employee is willing to work only two (2) hours, he will also be charged for the two (2) hours that he refused to work.

K. An effort will always be made to try to allow an employee to refuse overtime for more than ten (10) hours during the week, provided another qualified employee can be found to work the requested overtime.

L. In any case where a whole department is asked to work overtime, everyone will work on their respective shifts.

M. Any overtime shall be scheduled by the number of hours each employee has worked in overtime and scheduled according to

each employee's regular work shift. When there is a tie in hours, seniority will be used for overtime scheduling.

N. Two (2) separate lists for overtime will be kept - The Company will provide a list of hours worked (regular and overtime) by department, on a bi-weekly basis. The Company will provide a list for each pay period, the hours asked and refused, by department. The combination of these lists will be considered "charged hours". Copies of these lists must be submitted to the Company bi-weekly on Wednesdays. If a mistake is made on scheduling overtime, the person will be offered the next available overtime in lieu of pay.

O. An employee will be charged for all hours worked or refused in his own department. He will also be charged for all hours worked or refused outside his department.

P. To find the lowest man in overtime to work non-departmental overtime, the following rule applies: A man's departmental and non-departmental (charged and worked) hours are totaled.

Q. When the Union cannot supply an employee for overtime for his department, the employee with the least amount of accumulated overtime hours will be **required** to work. If the employee last in line has a reasonable excuse, he shall be passed and the next lowest man in line will be required to work.

R. For the purposes of finding the lowest man in any given department where there has been a complete refusal of overtime, the following rule applies: the man with the least amount of accumulated overtime hours will be picked. This means totaling his departmental and non-departmental worked hours.

S. Seniority will prevail in any case where two (2) employees or more have the same accumulated hours (meaning the choice to work or to refuse).omit T

ARTICLE XIII.

HOLIDAYS

A. The following days shall be considered legal holidays, on which days every effort will be made to keep the plant closed:

New Year's Day
Presidents Day
Good Friday
Memorial Day
July 4th
Labor Day
Columbus Day
Thanksgiving Day
Day following Thanksgiving
Christmas Eve
Christmas Day
New Year's Eve
Birthday (see section B)

B. Each employee must take his or her birthday off with pay. The birthday is to be taken on the closest workday to the employee's actual birthday. Omitted sentence

C. To qualify for unworked holiday pay, and employee must have a service record of nine (9) weeks and must work the scheduled the workdays immediately before and after the holiday. Prescheduled vacation time will be considered a worked day for holiday pay calculations.

D. The holiday pay shall be eight (8) hour straight time pay at the employee's base rate and including the shift differential, exclusive of any overtime.

E. Should the employee work on a holiday, he shall be paid, in addition to the holiday pay. The rate of double time plus shift differential, if any, for hours worked.

F. In the event a holiday falls on a weekend (Saturday or Sunday), it shall be celebrated either before or after the Holiday, at the Employer's discretion. omit

G. Any day for which an employee received pay shall be counted as a workday.

H. Any worker, who is on leave of absence and who shall have established his service record of nine (9) weeks shall not be required to establish a new service record providing he works the workdays before and after the holiday.

ARTICLE XIV.

VACATIONS

A. **All Employees hired at any time who have earned one (1) years of service will be entitled to eighty (80) hours of paid vacation time.**

Employees who were hired before 11/23/18 and who have earned five (5) years of service will be entitled to one hundred and twenty (120) hours of paid vacation time.

Employees who were hired before 11/23/18 and with 20 years of continuous service or more will receive an additional forty (40) hours vacation pay without leave.

B. Vacation pay shall be based on straight time hourly wage for each day entitled for vacation plus shift differential, if any.

C. For the purpose of calculating vacation pay, the anniversary hiring date of the employee will be used.

D. On or before May 1st of each year, a list of the employees entitled to vacation will be posted and the employee will request the time that he desires vacation by May 15th. The Employer will endeavor to permit the employee to take the vacation as requested unless the operations of the plant would be seriously affected because too many employees wish to take their vacation at the same time. No more than two (2) people from a department may be on vacation at the same time. Should it prove impractical to allow all of the

requests to be granted at the same time, and then seniority will prevail so that the required number of employees will be on hand to operate the plant satisfactorily. Failure to submit vacation requests by May 15th will result in vacation time scheduled on a first come first served basis in accordance with the provisions of this contract. A three-part request form must be submitted and returned within 5 days or the request stands. The Union, the Employee and Management must receive a dated copy.

E. Employees eligible for vacation may use up to 2 (two) days of vacation as PTO days upon notice to the Company provided, however, that employees may not use PTO days to obtain time that has been previously denied by the Company when scheduling bargaining unit vacations. PTO time will count for calculation of overtime and be paid in the applicable pay period.

F. Vacation may not be postponed from year to year.

G. Nothing herein shall restrict the Company's right to schedule a plant shutdown. During a shutdown, all maintenance personnel may be required to work. The Company will provide advance notice of any such shutdown no later than May 1st.

H. If in the event there will be a plant shutdown for vacation, employees must take their vacation time during that period. If an employee is entitled to a vacation period, which is

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longer than the scheduled shutdown, he may take the excess time off after his anniversary date; however, the language written in paragraphs D, F and G must still apply.

I. All requests for vacation time off must be submitted with (4) four weeks' notice, no exceptions.

J. An employee who is totally disabled and unable to report to work due to a work-related injury and has acquired a service record of one (1) year or more, for a period not to exceed one (1) year from the last date of employment, be entitled to vacation. These injured employees leave will earn vacation for up to one year of their leave as time worked. His seniority and vacation will not accumulate beyond one (1) year while he is disabled and unable to report to work for his employer.

K. An employee with one (1) year or more of service shall be entitled to the earned portion of his vacation pay in the event, and at the time of his termination, layoff, death, retirement, plant discontinuance, or military service. An employee in such circumstances will for each full month that he actually worked be paid one-twelfth (1/12th) of the vacation pay he would have received had he worked through the following anniversary date.

L. First vacation year - An employee is eligible for two (2) weeks vacation one (1) year after his date of hire.

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Termination prior to this date voids any and all vacation pay.

M. Second Year Adjustment - June 1st anniversary date - after an employee receives his first two weeks vacation pay, his vacation period must be adjusted to the June 1st anniversary date. This is accomplished by paying the vacation pay covering the period between the first year after his date of hire and the upcoming June 1st date (based on 1/12th for each full month of service).

N. Fifth year adjustment for employees hired before 11/23/18 - On each employee's 5th anniversary of worked service, each employee will receive one (1) additional week vacation pay and time, for the difference between the two weeks and now three weeks earned. When the following June 1st arrives each of these employees will be adjusted to the June 1st Anniversary date, his vacation pay and time will be calculated as follows:

(a) The period after his 5th year of service to the next June 1st anniversary date, 1/12th of one additional week vacation pay, for each full month worked, will be earned and paid on June 1. After that each employee will receive three (3) weeks pay on every June 1 anniversary.

O. Twenty-year adjustment for employees hired before 11/23/18 -On each employee's 20th anniversary of worked service, each employee will receive one (1) additional week vacation pay, for the difference between the three weeks and now four weeks earned. When the following June 1st arrives each of these employees will be adjusted to the June 1st Anniversary date, his vacation pay will be calculated as follows:

(a) The period after his 20th year of service to the next June 1st anniversary date, 1/12th of one additional week vacation pay, for each full month worked, will be earned and paid on June 1. After that each employee will receive four (4) week's pay on every June 1 anniversary.

P. Vacation pay will be paid in a separate check on the last pay period in June.

Q. Employees who are recalled from layoff will begin earning vacation pay and time as a new hire, however, their seniority will not change.

DEATH BENEFITS AND JURY PAY

A. An employee who is on the payroll for a period of six months and who has a death in his immediate family (defined as his mother, father, spouse, son, daughter, brother, sister, mother-in-law, father-in-law) shall be paid up to and

including three (3) days regular wage for the time missed within one (1) week of the death.

B. An employee who is on the payroll for six months and who is called for jury service shall be excused from work for the days on which he serves and he shall receive for each day of jury service on which he otherwise would have worked, the difference between eight (8) times his average straight time hourly earnings and the payment he received for jury service. The employee will present proof of service and the amount of pay received therefore.

ARTICLE XV.

MILITARY SEVERANCE PAY

Any employee who has a three (3) months' service record with Employer and who is called into the military service of this Country or enlists in such service during the period when selectees or draftees are being called into military service, under the operation of a National Selective Service Law, shall receive his pro-rate vacation pay for the period next succeeding his induction.

ARTICLE XVI.

LEAVE OF ABSENCE

A. Leaves of Absence shall be construed to cover both medical leaves and leaves requested by the employee for reasonable

cause. Leave requested by employee is considered to be without any pay or monetary benefits. Employees on medical leave may be entitled to benefits under New Jersey law.

B. When the requirements of the plant will permit, an employee shall, on his written request and for a reasonable cause, be granted a leave of absence at the sole discretion of the Employer without pay or benefits for a limited time not to exceed six (6) months.

C. The Employer agrees that upon application by the Union, a leave of absence shall be granted any employee who has been elected or appointed to an official position in the Union or any local office for a period of up to six (6) months. The worker shall be allowed to come back to his original position during any part of that term and the end of such term, provided, however, that the worker shall not be returned to his job if it is eliminated and he would otherwise have been laid-off. His seniority rights shall be continued during his leave of absence, provided, however, that if the worker fails to return to the work within three (3) business days of his term ending, his seniority will be lost.

D. Any employee while absent on leave of any kind, who, without consent of the Company, engages in other employment or who fails to report for work on or before expiration of his leave, will be considered as having quit without notice.

E. All requests for leave of absence shall be approved by the Employer and copies filed with the employee, the Union and the Employer.

F. Employees who, because of illness or injury (on or off the job) that prevents them from working, may be entitled to an unpaid medical leave of absence of up to six (6) months duration. The need for and duration of medical leaves of absence are determined by a licensed health care provider's certification must include a diagnosis, a begin date, and probable end date pertaining to the medical condition. The leave of absence may be extended at the discretion of the Employer, in accordance with applicable state and federal law, but on no account will the Employee's seniority extend beyond one year. During the medical leave of absence, the Employer may require interim certifications from the Employee's healthcare provider setting forth the Employee's continued need for the leave of absence. Further, Employee shall not be permitted to return to work absent a certification from his or her healthcare provider stating that he or she is able to perform the essential functions of the job with or without a reasonable accommodation. Where necessary, the Employer shall be entitled to require the Employee to submit to a medical examination (fitness for duty examinations) to determine whether the Employee can perform his or her job-related duties.

G. The Union, having entered into, and concluded, negotiations for a successor collective bargaining agreement, hereby agree to waive the rights and benefits provided under the New Jersey Earned Sick Leave Law, N.J.S.A.34:11-56 et. Seq.

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ARTICLE XVII.

HEALTH AND SAFETY

A. The Company must hold safety meetings as needed or at least six times per year. The committee will consist of management and designated union members. This committee will review issues and recommend corrective action or work rule adjustments accordingly.

B. For the protection of the workers, the Employer agrees to maintain suitable facilities for dressing as well as sanitary conditions at all times. **Any and all changes of clothes MUST BE restricted to the designated locker room.** The locker room is the ONLY approved changing area. The Company will provide lockers for each employee.

C. There can be no cooking done anywhere in the plan except in the cafeteria. There are to be no microwave, coffee / tea pots, toaster ovens or other like cooking or heating units anywhere in the plant except in the cafeteria.

D. Employees will be required to wear uniforms during the course of their work. The cost of supplying uniforms for the employees shall be borne by the Company. The cost of laundering uniforms shall be borne by the Company. Lost or misplaced garments are the responsibility of the employee and their replacement cost will be deducted from the employee's pay.

E. Every employee is required to wear safety shoes. The Company

shall pay up to one hundred dollars ($100.00) towards the cost of a pair of safety shoes annually. The company will replace shoes that are damaged in the normal scope of work.

F. Some employees are required to wear safety glasses. The Company will provide non-prescription safety glasses for those who do not require prescription eyewear. Prescription safety glasses with permanent side shields will be available to employees who require prescription eyewear from a vendor determined by the company. The Employer will assume the full cost for a limited choice of frames and lenses. The cost of eye examinations is the responsibility of the employee and prescriptions must be less than six (6) months old. Prescription safety eyewear will be replaced once every two (2) years at the Company's expense. The purchase of normal glasses (which by law must be considered safety glasses) will not be reimbursed by the Company. Lost or misplaced glasses are the responsibility of the employee and their replacement cost will be deducted from the employee's pay.

H. All Employees must enter and exit the factory only through designated location where the time clock is located. **All other doors must remain closed and secure at all times. Any breach of this provision will be considered a "Class A "violation.**

ARTICLE XVIII.

WAGES & SHIFT DIFFERENTIAL

A. For the term of this contract, payday shall be bi-weekly on Thursday of the week following the hours worked, except when Thursday is a holiday; payday shall be the Wednesday before the holiday.

Paychecks will be distributed only at 3:00pm for first and second shift. Third shift is 7:00am Friday. Payroll Adjustments: All payroll errors made by the Company will be paid within (3) three business days. If errors are created because the employee did not punch correctly, pay adjustment will be made on ensuing pay period paycheck.

B. The following wages are the minimum wage to paid and employees may be awarded wages above these rates based on performance, quality and experience. This incentive pay may be adjusted either up or down based on this performance which will be reviewed during annual reviews.

Classification	
	11/21/2018***
Laminator Operator	$17.00
Finishing Operator	$16.00
Utility	$14.40

*****There will be a conditional rate increase for the first year of the contact of $.25 per hour effective November 21, 2018, however it will be offset by the earnings of the Incentive plan on a month to month basis. That is, if the plan awards more than $.25 per hour, employees will be paid that difference for year one (1) of the contract. This will be a month to month calculation. The incentive plan will be the only bonus/increase driver for the remaining years of the contract.**
Each year the committee will meet to tweak the incentive plan if it feels necessary and changes will be made only if both the bargaining unit and the company agree, if not, it will remain in place as it is.

C. Shift Differential:

1. All employees on the second shift, who work a 5-day, 8-hour schedule, shall receive premium pay of twenty-five cents ($.25) per hour above the regular job rates.

2. All employees on the third shift, who work a 5-day, 8-hour schedule, shall receive premium pay of fifty cents ($.50) per hour above the regular job rates.

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3. All employees on the second shift, who work a 4-day, 10-hour schedule, shall receive premium pay of thirty-five cents ($.35) per hour above the regular job rates.

D. Incentive Plan

The Company will pay the Employees a share of the savings realized when scrap/waste is reduced as follows See example calculation on Appendix B)

1. Plan will begin January 1, 2019.
2. A committee will be formed to administer the plan and disseminate information to the workforce. This committee will at least consist of the Plant Manager, a Supervisor, a Quality Control and an Accountant from the Company as well as a Local Union delegates, a Union steward and two rotating members.
3. The **savings pool** will be based on a reduction of waste established by the difference between the actual waste and the goal waste for the month being measured.
4. The monthly scrap rates goal, beginning January 2019 is 6.0 percent.
5. The rolling three-month average scrap rate must be 6 percent or less.
6. The total monthly **savings pool** is determined by multiplying the reduction percentage points, which is the goal waste less the actual waste, times the net sales value minus the credit, returns and allowances. (note: returns and allowances must be only for orders produced while the plan was in effect).

7. The **distribution pool** for the Union employees will be determined by the production efficiency values as follows: The lineal feet per hour, (which is calculated by determining the laminated feet through put divided by the total hours paid to Union members), is increased or decreased, the distribution pool will adjust as follows:

- If feet per hour is over 2700, the distribution will be **45% of distribution pool**, if feet per hour is 2250 to 2699, the distribution will be **35% of distribution pool**, if feet per hour is 1875 to 2249, the distribution will be **25% of distribution pool** and if feet per hour is less than 1875, the distribution will be 0% of distribution pool.

8. A disbursement will only be made if Net Sales are $2,300,000 for the month, but the month's performance will be included to determine the rolling average.

9. The disbursement will be made with the regular payroll by the first full pay period of the succeeding month.

10. Incentive plan calculations will only apply to orders manufactured while the plan is in effect.

11. Incentive plan performance will be posted in the plant.

12. Once the monthly **distribution pool** is calculated, it will be distributed on a pro-rata share based on hours worked amongst all Union employees, however there will be Departmental differences to determine each member's

earnings, that is Machine Operators will earn 1.5 shares for each hour worked and Utility employees will earn 1 share for each hour worked. The **Distribution pool** will then be divided by all the shares earned to determine a per share bonus value. (please refer to the example on Appendix B). The value for each department (that is Machine Operator and Utility) will be divided by the respective hour worked to calculate a per hour bonus.

ARTICLE XIX.

Health Insurance

The Company will provide the employees who are working and, on the payroll, the following benefits for the employee and his dependents:

A. HEALTH INSURANCE:

1. Employees who choose to participate in the Employer's health insurance plan shall share the cost of premiums through weekly, pre-tax payroll deductions as set forth below.

2. The company will contribute $300 per month or $3600 per year towards any of the offered insurance plans (Appendix D) provided and the Parties agree that the Company and Employees will share all increases in composite premiums (above what they are currently paying) after annual renewal after01/01/20, on an equal 50/50 basis for each year of a five (5) year contract. By way of example only, if the current composite rate for insurance is $1,000 and the employee is currently contributing $400 per month, if the

premium cost increases by $80 per month, the Company will pay an additional $40 per month and the employee will pay an additional $40 per month for a total of $440 per month. Further, the Company will notify the Union and discuss with it and new term contained in the health insurance plan or any move to a new plan.

3. The Company will make every effort to obtain at least two competitive bids for each renewal year. The Company also agrees to meet with two representatives from the bargaining unit to review/evaluate the bids and discuss any reasonable plan design or changes that would alter benefits, which could lower premiums.

4. Any modifications or changes to the health insurance plan will not constitute a "re-opening" of this collective bargaining agreement. omit

5. Due to the evolving nature of the Health Insurance industry and its related costs, the Company reserves the right at its sole discretion to transfer any private health insurance that may be in force during this agreement to a government sponsored or government-maintained health insurance plan when such plan becomes available. The Company and the employee will share proportionally any dollar savings, if any, in premiums that arises moving from a private plan to a public plan by their respective percentage paid of the private health insurance premium that is in force at the time of the health insurance plan change. By way of example, if the health insurance premium paid to the carrier is $450 and the Company's contribution to that premium is $250, the Company would be entitled to 55.6% of the savings arising from a private to public plan change.

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6. In the case of a layoff, for employees with at least four (4) years of seniority who are otherwise covered by the Company's medical insurance plan, insurance will be provided through the end of the month of layoff and the next month.

7. In the event of an employee's layoff (except for #6 above), disability, leave of absence or separation there will be no insurance benefits paid by the Company.

8. In the case of a death, for employees with at least four (4) years of seniority who are otherwise covered by the Company's medical insurance family plan, insurance will be provided for 3 months.

B. LIFE INSURANCE:

1. The Company will provide without cost to the employee, after he has been accepted into the Union, life insurance in the amount, which is equal to his yearly salary not to exceed $50,000. Yearly salary for the purpose of determining the amount of insurance is interpreted to mean his current base salary, exclusive of overtime or shift differential, for the preceding year. Details of insurance are outlined under separate cover.

2. Life insurance coverage will continue until the insured reaches seventy (70) years of age, however at age 65 the insurance benefit will be reduced to 65% and at age 70 the benefit is reduced to 40%.

ARTICLE XIX

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401K PLAN

1. If by December 31, 2018 50% of the employees enroll into a 401k plan the Employer will implement a 401(k)-plan beginning the first pay period in January 2019 for the Bargaining Unit Employees. The Employer will match contributions of those Employees who participate in the Plan up to a maximum of $600 per year for the first year of this agreement, $700 per year for the second year of this agreement, $800 per year for the third year of this agreement and $1,000 per year for the fourth and fifth year of this agreement. The plan will have a two (2) year "cliff" vesting schedule. Except as otherwise provided herein, the 401(k) plan shall be, in all respects, controlled by the plan document. If less than 50% of the members do not enroll by December 31, 2018 this article will be voided and removed from the agreement.

ARTICLE XX

LEAD MEN

A. The Company will post a list of all Leadmen by department with responsible Lead Man for each shift or department, for all shifts.

B. From time to time, lead men may be asked to work Saturday in an acting supervisory capacity. When they are asked to do this, they will be permitted to by-pass the overtime hour priority list. During these occasions, the lead man will have the authority to discipline employees. The Company will make every effort to distribute Saturday work, of this nature, as equally as possible among all the lead men.

C. When a conflict arises that disrupts the operation of the plant or its workers, the acting lead men will have the responsibility and authority to solve the conflict through disciplinary action. This disciplinary action does not include the right to terminate

or suspend an employee on the spot. However, any actions or insubordinate acts could result in a termination or suspension on the next workday, when a supervisor will review the incident. Lead men will also try to contact a company representative when an incident occurs, however, the lead man is clearly permitted to send anyone home for the day and the matter will be brought through the normal channels of the next business day.

ARTICLE XXI

DRUG FREE WORK PLACE POLICY

I. POLICY

It shall be the policy of the Employer to take action against Employees who unlawfully use, distribute or possess drugs or controlled dangerous substances during or outside company hours so the UNIFOIL Corporation shall provide and maintain a safe, drug free work environment.

A. Employees who illegally use, distribute, or possess alcoholic beverages, intoxicants, narcotics, or controlled dangerous substances, as that term is defined under the laws in the State of New Jersey or such other State in which its Employees working while on company time or on company property or store such drugs on company property, will be subject to discharge. Illegal substances will be confiscated and turned over to the appropriate law enforcement agency.

B. No Employee shall have in his or her possession on company property any alcoholic beverage, intoxicant, narcotic or controlled dangerous substance, as that term may be defined

under the laws of the State of New Jersey or such other State in which the Employee is working.

C. Employees shall not report to work or operate any vehicle, equipment, or machinery in an intoxicated or drugged condition or under the influence of any controlled substance and shall not consume any drug or alcoholic beverage on company property at anytime during the workday.

D. If an Employee is suspected of being intoxicated and/or under the influence of any controlled dangerous substance, the Employee may be required to go to a medical facility on company time for an examination and urinalysis to determine if the Employee is intoxicated and/or under the influence of a controlled dangerous substance. If the Employee is intoxicated and/or under the influence of drugs, disciplinary measures will be taken.

E. Any Employee convicted of driving while intoxicated or under the influence of a controlled dangerous substance is subject to forfeiture of his or her privilege to operate a company vehicle or termination if suspension of his or her license is a result of a conviction and prevents proper performance of the Employee's usual duties.

F. Employees found to be unlawfully involved with drugs or controlled substances on their own time will be subject to disciplinary action up to and including discharge.

G. Employees with personal drug problems are encouraged to request assistance. Voluntary participation in a drug rehabilitation program is treated on a confidential basis. In addition, while

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voluntary participation in a drug rehabilitation program usually will not involve disciplinary action by the Company, such participation will not prevent the Company from taking disciplinary action where warranted.

H. Employees undergoing prescribed medical treatment with a drug or controlled substance, which may alter their physical or mental ability, should have their physician report this fact to their supervisor. Failure to do so may result in disciplinary action.

I. All Employees shall abide by the terms of the Drug Free Workplace Policy and all Employees shall notify the Company of any criminal drug statute conviction for a violation occurring in the workplace no later than five days after such a conviction.

II. DRUG TESTING

Persons in "Safety Sensitive" positions as designated by the Company will be subject to the testing of the program. These include but are not limited to all persons involved with the operation and maintenance of any machinery or equipment owned or leased by the Company.

There will be three types of drug testing:

1. Pre-employment - The Company will not hire or contract for the use of any person as an Employee unless that person passes a drug test.

2. Testing based on Reasonable Cause - The Company will drug test each Employee when there is reasonable cause to believe the Employee is using a prohibited drug. The decision to test will be based on a reasonable and article

belief that the Employee is using a prohibited drug on the basis of specific, contemporaneous physical, behavioral, or performance indicators of probable drug use including:

a) Direct observation of use or possession;

b) Abnormal or erratic behavior;

c) Connection of a drug related offense, i.e. use, conviction or trafficking;

d) Information for reliable and credible sources; and

e) Evidence of previous tampering with drug test.

A written report will be prepared including dates/times of the drug related incidents, sources of information, testing rational, and action taken. Established collection, testing and review procedures as described for reasonable suspicion will be followed.

1. Return to Duty Testing - A person who returns to duty as an Employee after rehabilitation will be subject to a reasonable follow-up drug testing without prior notice for not more that 60 months after his return to duty, as a condition of employment. An appropriate abeyance contract will be implemented.

III. THE COMPANY SHALL TERMINATE AN EMPLOYEE FOR:

A. Refusing to obtain counseling or rehabilitation; and

B. Not refraining from illegal drug use after first finding of such use.

C. An Employee refusing to be tested as required will be subject to the full range of disciplinary action, including termination.

IV. No applicant refusing to be tested for drugs shall be offered employment. Attempts to alter or substitute a urine sample will be deemed a refusal to take the drug test.

ARTICLE XXII

NON-DISCRIMINATION AND HARASSMENT POLICY

I. Non-Discrimination Policy

There shall be no discrimination against any employee, on any basis prohibited by law, including race, religious creed, color, national origin, ancestry, physical handicap, medical condition, marital status, age, sex, sexual orientation, gender identity, veteran status (disabled or Vietnam era), or disability.

II. Non-Harassment Policy

All employees and students should be able to enjoy and work in an environment free from harassment of any nature. Therefore, harassment based on personal characteristics such as race, color, national origin, religion, gender, sexual orientation, gender identity, age, veteran status or disability violates this policy. Harassment is defined as verbal or physical conduct that denigrates or shows hostility or aversion toward an individual, and that has the purpose or effect of creating an intimidating, hostile or offensive employment environment; or has the purpose or effect of unreasonably interfering with an individual's employment performance.

III. Reporting Responsibilities and Procedures

An employee who feels that he or she has been harassed or discriminated against should provide a written complaint to the appropriate supervisor or the Human Resources Department as soon as

possible after the incident. The complaint should include details of the incident or incidents, names of the individuals involved and names of any witnesses. Supervisors will refer all harassment complaints to the Plant Manager, the Human Resources Manager or the president of the Employer. The Employer will immediately undertake effective, thorough and objective investigation of the harassment allegations. Complaints of harassment, abuse or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible.

The Employer encourages the prompt reporting of all incidents of harassment, regardless of who the offender may be, or the offender's relationship to the Employer so that complaints can be quickly and fairly resolved. This procedure should also be followed if an employee believes that a non-employee with whom he or she is required or expected to work has engaged in prohibited conduct.

If the Employer determines that unlawful harassment has occurred, effective remedial action will be taken in accordance with the circumstances involved. Any employee determined by the Employer to be responsible for unlawful harassment, or for retaliating against any individual for reporting a claim of harassment or cooperating in an investigation, will be subject to appropriate disciplinary action, up to and including termination. Whatever action is taken against the harasser will be made known to the complaining employee and the Employer will take appropriate action to remedy any loss to the employee resulting from harassment.

IV. Retaliation Is Prohibited

Unifoil prohibits retaliation against any individual who complains of discrimination or harassment, otherwise makes a complaint, and/or participates in an investigation of such reports. Retaliation against an employee for reporting harassment or discrimination, or for participating in an investigation of a claim of harassment or discrimination, is a serious violation of this Policy and, like harassment or discrimination itself, will be subject to disciplinary action up to and including termination.

The Employer will not in any way retaliate against any employee for making a good faith complaint and will not tolerate or permit retaliation by management, employees, or co-workers.

V. Protection of All Parties

The Employer recognizes that every investigation requires a determination based on all facts in the matter. We also recognize the serious impact a false accusation can have. We trust that all employees will act responsibly. This Anti-Harassment and Non-Discrimination Policy shall not be used to intentionally bring frivolous or malicious charges against an employee. An employee found to have intentionally made a false complaint or intentionally given false information in an investigation will be subject to discipline up to, and including, termination of employment.

ARTICLE XXIII

MANAGEMENT RIGHTS CLAUSE

A. Nothing contained in this Agreement shall be construed to limit the Employer's right to exercise the functions of management,

under which it shall have included, but not limited to, the exclusive right to employ, supervise and direct the working force; to determine the number and makeup of the work force; to discipline, suspend, or discharge employees for failure to satisfactorily perform the work in accordance with the Employer's standards or for other cause; to transfer or layoff employees because of lack of work; to require employees to observe the Employer's rules and regulations not inconsistent with the provisions of this Agreement; to determine the extent to which its properties shall be operated or shut down; to discontinue departments in whole or part; to sublet, subcontract or transfer any work; to determine the services to be provided, the products to be processed or manufactured and the methods and schedules of production, warehousing, shipping and receiving, including all the rights and prerogatives it has exercised prior to the execution of the Agreement. The provisions of this paragraph shall be subject to the terms of this Agreement.

1. Anything to the contrary notwithstanding, the Employer shall have the exclusive right to determine and set the staffing requirements. Assignments of bargaining unit employees to respective jobs, locations, shifts or hours as well as the functions to be performed during those assignments shall be at the sole discretion and determination of the Employer.

ARTICLE XXIV

DURATION

A. This constitutes the entire Agreement between the parties and shall take effect November 21, 2018 and remain in full force and effective until 4:00 P.M., November 21, 2023.

Signature ratification: November 20, 2018

Unifoil Corporation

11/20/18

Joseph Funicelli
CEO/President

James Bosco Controller

United Food & Commercial Workers Union / International Chemical Workers Union Council - AFL-CIO Local 195T

Andrew M. Kokiko International Representative

James Naftzinger, President/CEO Local 195T

Edwin Castillo, Shop Steward Local 195T

APPENDIX A.
UPGRADE & DOWNGRADE SEQUENCE

UPGRADE

↑ Laminator operator

↑ Finishing Operator/Step 1 Finishing Operator

↑ Utility

DOWNGRADE

↓ Laminator Department

↓ Finishing Department

↓ Utility

Appendix B

INCENTIVE PLAN 2019 Monthly Bonus Calculation Example

	Bucket 1 Example 1		Bucket 2 Example 2		[illegible]	
Net Sales without board	$ 2,278,125		$ 2,733,750		$ 3,280,500	
Feet per month	7,218,750		8,662,500		10,935,000	
Goal Waste	6.00%		6.00%		6.00%	
Actual Waste	5.00%	This is Bucket 1 on the production effeciency Value table below	5.00%	This is bucket 2 on the production effeciency Value table below	5.00%	This is bucket 3 on the production effeciency Value table below
Precentage of Waste Reduced	1.00%		1.00%		1.00%	
TOTAL MONTHLY SAVINGS POOL	$ 21,781		$ 26,398		$ 27,805	
Returns and Allowance	$ 1,000.00		$ 1,000.00		$ 5,000.00	
DISTRIBUTION POOL	$ 5,445	25%	$ 9,218	35%	[illegible]	[illegible]
	Weighted Bonus	Per Hour	Weighted Bonus	Per Hour	Weighted Bonus	Per Hour
Machine Operator	$3,439	$ 1.67	$5,822	$ 2.84	$ 7,902.47	$ 3.85
Indirect	$2,006	$ 1.12	$3,396	$ 1.89	$ 4,609.78	$ 2.57

Type	Avg total Dept hours	Shares Earned	Shares Earned	Shares Earned
Machine Operator	1,053	3,080	3,080	3,080
Indirect	1,797	1,797	1,797	1,797
Total	3,850	4,877	4,877	4,877
Per Share Bonus		$1.12	$1.89	$2.57

Production Efficiency Value (1 per hour Buckets)			
Feet Per hour Bucket 3	[illegible]	[illegible]	[illegible]
Feet Per hour Bucket 2	2,250.00	2,699.00	35.00%
Feet Per hour Bucket 1	1,875.00	2,249.00	25.00%

DISTRIBUTION POOL WEIGHTED AMOUNTS	
Machine Operator	1.5
Indirect	1
Total	2.5

lling Three-Month Average

	January	February	March	Average	Explanation
Target	6.00%	6.00%	6.00%	[illegible]	
Actual example 1	6.00%	6.00%	5.95%	[illegible]	Incentive plan still in effect
Actual example 2	5.00%	7.00%	6.50%	6.17%	No Payout in March until Average is below 6%

Appendix C

PAYROLL CHANGE NOTICE

DATE OF CHANGE	EMPLOYEE #		SOCIAL SECURITY NO	
NAME		ADDRESS		
PHONE	CITY/STATE/ZIP		DEPARTMENT	SHIFT

THE CHANGE(S):

✓ All Applicable Boxes	FROM	TO
☐ DEPARTMENT		
☐ JOB		
☐ SHIFT		
☐ RATE		
☐ ADDRESS/PHONE		
☐ BENEFIT PLAN		
☐ OTHER ______		
☐ OTHER ______		

THE REASON FOR THE CHANGE(S):

☐ HIRED
☐ RE-HIRED
☐ PROMOTION
☐ DEMOTION
☐ TRANSFER
☐ MERIT INCREASE
☐ WAGE SCALE CHANGE
☐ LEAVE OF ABSENCE FROM ______ (DATE) UNTIL ______ (DATE)

☐ PROBATIONARY PERIOD COMPLETED
☐ LENGTH OF SERVICE INCREASE
☐ RE-EVALUATION OF EXISTING JOB
☐ RESIGNATION
☐ RETIREMENT
☐ LAYOFF
☐ DISCHARGE

TYPE OF LEAVE ______

☐ OTHER (Explain) ______

AUTHORIZATION:

EMPLOYEE SIGNATURE	DATE
SUPERVISOR SIGNATURE	DATE
HUMAN RESOURCES MANAGER	DATE

Rev 3/16

Appendix D

UNIFOIL

2019 Renewal - Horizon Blue Cross - Current, Renewal and Alternate Plan effective January 1, 2019

Plan Provision	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon H.S.A	2019 Horizon H.S.A	2019 Horizon H.S.A
Plan Type	OMNIA Silver Tier I	OMNIA Silver Tier II	OMNIA Gold Tier I	OMNIA Gold Tier II	Omni Bronze H.S.A Teir 1	Omni Bronze H.S.A Teir 2	DA Gold	DA H.S.A. Silver	OMNIA Silver H.S.A. Tier I	OMNIA Silver H.S.A. Tier II
Open Access	Yes	Yes	Yes	Yes	Yes	Yes	Yes - Blue Card	Yes - Blue Card	Yes	Yes
Deductible	$1,250/$2,500	$2,500/$5,000	$500/$1,000	$2,500/$5,000	$3,000/$6,000	$3,000/$6,000	$2,000/$4,000	$1,500/$3,000	$1,800/$3,600	$2,500/$5,000
HRA Option (see pricing below)	$1,250/$2,500	$2,500/$5,000	$500/$1,000	$2,500/$5,000	$3,000/$6,000	$3,000/$6,001	$2,000/$4,000	$1,500/$3,000	$1,800/$3,600	$2,500/$5,000
Co-Insurance	100-0	50-50	NA	70-30	50-50	50-50	80-20	70-30	85-15	50-50
Out of Pocket	$7,900/$15,800	$7,900/$15,800	$4,000/$8,000	$6,500/$13,000	$6,550/$13,100	$6,550/$13,100	$5,000/$10,000	$6,650/$13,300	$6,650/$13,300	$6,650/$13,300
Preventive Care	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Office PCP	$30.00	Deductible/Co-Ins	$10.00	Deductible, $30	Deductible, $30	Deductible/Co-Ins	$30.00	Deductible, $30	Deductible, $10	Deduct, $25
Office Specialist	$50.00	Deductible/Co-Ins	$25.00	Deductible, $50	Deductible, $50	Deductible/Co-Ins	$50.00	Deductible, $50	Deductible, $20	Deduct, $50
Lab	Deductible, $50	Deductible/Co-Ins	Deductible, $20	Deductible, Co-Ins	Deductible, 100%	Deductible/Co-Ins	Deductible/Co-Ins	Deductible/Co-Ins	Deductible, 100%	Deductible, Co-Ins
Imaging	Deductible, $100	Deductible/Co-Ins	Deductible, $20	Deductible, Co-Ins	Deductible, Co-Ins	Deductible/Co-Ins	Deductible/Co-Ins	Deductible/Co-Ins	Deductible, Co-Ins	Deductible, Co-Ins
In-Patient Hospital	Deductible, $500, 5 Days	Deductible/Co-Ins	Deductible, $500/5 Days	Deductible, Co-Ins	Deductible, $500/5 days	Deductible/Co-Ins	Deductible/Co-Ins	Deductible/Co-Ins	Deductible, Co-Ins	Deductible, Co-Ins
Out-Patient Hospital	Deductible, $250	Deductible/Co-Ins	Deductible, $250	Deductible, Co-Ins	Deductible, Co-Ins	Deductible/Co-Ins	Deductible/Co-Ins	Deductible/Co-Ins	Deductible, Co-Ins	Deductible, Co-Ins
ER	Deductible, $100	Deductible/Co-Ins	Deduct, $100	Deduct, $100, 50%	Deduct, $100, 50%	Deductible/Co-Ins	$100,Deduct,20%	$100,Deduct,30%	Deduct, $100, 15%	Deduct, $100, 15%
Prescription Drug Card										
Deductible	$200 Per Person	$200 Per Person	$250 Person/$500 Family	$250 Person/$500 Family	Above deductible, Then	Above deductible, Then	NA	Above Deductible, Then	Deductible, Then	Deductible, Then
Tier I	$15 Deductible Waived	$15 Deductible Waived	$10.00	$10.00	50%	50%	$15.00	40%	40%	40%
Tier II	50%	50%	$40.00	$40.00	50%	50%	$45.00	40%	40%	40%
Tier III	50%	50%	$75.00	$75.00	50%	50%	$75.00	40%	40%	40%
Mail Order	2.5 Retail	2.5 Retail	2.5 Retail	2.5 Retail	2.5 Retail	2.5 Retail	2.0 Retail	2.0 Retail	2.5 Retail	2.5 Retail
Out of Network Plan Design										
Deductible	NA	NA	NA	NA	NA	NA	$4,000/$8,000	$3,000/$6,000	NA	NA
Co-Insurance	NA	NA	NA	NA	NA	NA	60-40	60-40	NA	NA
Out of Pocket	NA	NA	NA	NA	NA	NA	$8,000/$16,000	$8,000/$16,000	NA	NA
UCR	NA	NA	NA	NA	NA	NA	140% Medicare	140% Medicare	NA	NA
Lifetime Maximum	NA	NA	NA	NA	NA	NA	Unlimited	Unlimiited	NA	NA
Financial Comparison To Current Premium - Exposures Based On Most Current										
Composite cost without HRA/gross	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon	2019 Horizon H.S.A	2019 Horizon H.S.A	2019 Horizon H.S.A
SINGLE	687.45/mo. 317.28 /pay		800.26/mo. 369.35/pay		593.98/mo. 274.14/pay		984.45/mo. 454.36/pay	851.03/mo. 392.78/pay	649.57/mo. 299.80 /pay	
EE/SPOUSE	1508.15/mo 696.07/pay		1793.22/mo 827.64/pay		1271.96/mo 587.06/pay		2263.22/mo. 1044.56/pay	1922.02/mo. 887.09/pay	1425.91/mo. 658.11/pay	
FAMILY	1414.05/mo. 652.64/pay		1679.35/mo. 775.08 / pay		1194.21/mo. 551.17/pay		2116.78/mo. 976.98/pay	1799.22/mo. 830.41/pay	1337.5/mo. 617.31/pay	
Composite cost with HRA/gross										
SINGLE	812.45/mo 374.98/pay		841.93/mo. 388.58/pay		843.98/mo 389.53/pay		1151.12/mo 531.29/pay	976.03/mo 450.48/pay	799.57/mo 369.03/pay	
EE/SPOUSE	1758.15/mo. 811.45/pay		1877.05/mo. 866.33/pay		1771.96/mo. 817.83/pay		2596.55/mo 1198.41/pay	2172.02/mo. 1002.47/pay	1725.91/mo. 796.57/pay	
FAMILY	1664.05/mo. 768.02/pay		1762.68/mo. 813.54/pay		1694.21/mo. 781.94/pay		2450.11/mo 1130.82/pay	2049.22/mo 945.79/pay	1637.50/mo. 755.77/pay	
LESS EMPLOYER CONTRIBUTION	300/mo. 138.46/pay		300/mo. 138.46/pay		300/mo. 138.46/pay		300/mo. 138.46/pay	300/mo. 138.46/pay	300/mo. 138.46/pay	

TLN 8

Rules:

Sales for each Month must be at least $2,300,000.
Goal waste rate is set at 6%
3 month rolling waste average must be 6% or less
Savings Pool is created by the waste % below 6.0%, multiplied by the net sales, less returns, allowances and credits.
Distribution Pool will be shared based on Production Performance as follows:

25% of Savings Pool if monthly lineal feet per hour worked is between 1875 and 2249 lf/hour.
35% of Savings Pool if monthly lineal feet per hour worked is between 2250 and 2699 lf/hour.
45% of Savings Pool if monthly lineal feet per hour worked is over 2700 lf/hour.
0% of Savings Pool if monthly lineal feet per hour worked is less than 1875 lf/hour.

Operators will earn 1.5 shares for each hour worked in the Month
Utility personnell will earn 1.0 shareffor each hour worked in the Month
Once the Distribution Poll is determined by the percentage to distribute it will be devided by the total shares earned to establish a per share valuation.
The first payroll after the benefit month each employee will be paid for the shares they earned.

Example 1 :

Sales equals	$2,350,000
Waste Rate	5%
Lineal Feet produced	7,200,000
Hours worked	3840 (oper. 2050 and Utiity 1,790)
LF per hour	1875 (7200000/3840)

Savings Pool $23,500 (1% waste savings of $2,350,000)


$23,500
Savings
Pool

Distribution Pool (25% of Savings Pool)


$5,875
Distribution
Pool

Per Share Value (D pool divided by shares)

$1.21

Bonus for Operators $1.81 per Hour
Bonus for Utility $1.21 per Hour

Example 2 :

Sales equals	$2,550,000
Waste Rate	5%
Lineal Feet produced	8,775,000
Hours worked	3900 (oper. 2100 and Utility 1,800)
LF per hour	2250 (8775000/3900)

Savings Pool $24,500 (1% waste savings of $2,550,000 less return of $1,000)


$24,500
Savings
Pool

Distribution Pool (35% of Savings Pool)


$8,575
Distribution
Pool

Per Share Value (D pool divided by shares)

$1.73

Bonus for Operators $ 2.60per Hour
Bonus for Utility $1.73 per Hour